Electronic Articles of Organization For Florida Limited Liability Company

L10000092240
FILED 8:00 AM
September 02, 2010
Sec. Of State
gmcleod

Article I

The name of the Limited Liability Company is:

FATHER FISH AQUARIUM, LLC

Article II

The street address of the principal office of the Limited Liability Company is:

769 US HIGHWAY 41 BYPASS
VENICE, FL. 34285

The mailing address of the Limited Liability Company is:

769 US HIGHWAY 41 BYPASS
VENICE, FL. 34285

Article III

The purpose for which this Limited Liability Company is organized is:

ANY AND ALL LAWFUL BUSINESS.

Article IV

The name and Florida street address of the registered agent is:

CYPRESS BAY ACCOUNTING, INC.
1655 MINNEAPOLIS AVE
NORTH PORT, FL. 34286

Having been named as registered agent and to accept service of process for the above stated limited liability company at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

Registered Agent Signature: TERRI L REED EA MBA